CONSENT AGREEMENT

THIS CONSENT AGREEMENT (this “Agreement”) is made as of this 29th day of May 2007, by and among PRESSURE BIOSCIENCES, INC., a Massachusetts corporation formerly known as Boston Biomedica, Inc. (“PBI”), PBI SOURCE SCIENTIFIC, INC., a Massachusetts corporation formerly known as BBI Source Scientific, Inc. and a wholly-owned subsidiary of PBI (“PBI Source”), SOURCE SCIENTIFIC, LLC, a California limited liability company (the “Company”), BIT ANALYTICAL INSTRUMENTS, INC., a Massachusetts corporation (”BIT”), RICHARD W. HENSON, an individual (“Henson”), and BRUCE A. SARGEANT, an individual (“Sargeant”). Henson and Sargeant are sometimes individually referred to herein as a “Transferor” and are collectively referred to herein as the “Transferors”.

Background

WHEREAS, PBI Source transferred, sold and assigned 35 units of limited liability company membership interests (the “Units”) in the Company to each Transferor, and retained the remaining 30 Units (the “Retained Units”), pursuant to that certain LLC Membership Interest Purchase Agreement dated June 2, 2004 (the “Effective Date”), by and among PBI Source, PBI and the Transferors (the “Original Purchase Agreement”); and

WHEREAS, each Transferor, in consideration of his purchase and acquisition from PBI Source of his 35 Units, executed and delivered to PBI Source that certain Secured Nonrecourse Term Promissory Note dated June 2, 2004, executed by such Transferor in favor of PBI Source in the original principal amount of $450,000 (each, a “Transferor Note”); and

WHEREAS, in connection with the Original Purchase Agreement, PBI Source and the Transferors entered into that certain Amended and Restated Operating Agreement of the Company, dated as of the Effective Date (the “Operating Agreement”), providing for the governance of the Company and the conduct of its business immediately after the consummation of the transactions contemplated by the Original Purchase Agreement; and

WHEREAS, since the Effective Date, the Company has been providing certain manufacturing services to PBI, and in connection therewith, PBI has made available to the Company and each of the Transferors certain information concerning PBI which is non-public, confidential or proprietary in nature; and

WHEREAS, pursuant to that certain Call Option Agreement dated June 2, 2004, by and among the Transferors and PBI Source (the “Call Option Agreement”), the Transferors have the option to purchase the Retained Units (the “Call Option”); and

WHEREAS, each of the Transferors desires to transfer, assign, sell and deliver (the “Transfer”) to BIT all of his right, title and interest in and to 25 of his 35 Units (collectively, the “Transferred Units”), pursuant to the terms of that certain LLC Membership Interest Purchase Agreement, dated as of May 29, 2007 (the “Transfer Agreement”), by and among each of the Transferors and BIT; and

WHEREAS, BIT desires to be admitted as a member of the Company and to be bound by the terms of that certain Second Amended and Restated Operating Agreement, dated as of May 29, 2007 (the “Restated Operating Agreement”), by and among each of the Transferors and BIT; and

WHEREAS, each of PBI and PBI Source has determined that it is appropriate and in PBI Source’s best interest to approve the Transfer and certain of the other transactions contemplated by the Transfer Agreement.

Agreement

NOW, THEREFORE, intending to be legally bound, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Consent and Waiver. Pursuant to Section 7.1 of the Operating Agreement, PBI Source hereby consents to the Transfer of the Transferred Units to BIT pursuant to the Transfer Agreement. PBI Source also hereby waives its right of first refusal to purchase any of the Transferred Units as set forth in Section 7.6 of the Operating Agreement and any other right it may have in connection with the Transfer of the Transferred Units to BIT. Finally, pursuant to Section 11.10 of the Operating Agreement, PBI Source hereby consents to the amendment and restatement of the Operating Agreement, on the terms and subject to the conditions of the Restated Operating Agreement (the “Restatement”). Each of PBI Source, BIT and Transferors hereby acknowledge and agree that the Restatement shall be deemed to be effective concurrently with the closing of the purchase and sale of the Retained Units pursuant to Section 2.c. of this Agreement, and that upon the effectiveness of the Restatement, the Operating Agreement shall be superseded in its entirety by the Restated Operating Agreement such that the Operating Agreement shall thereafter be null and void without any further force or effect.

2. Exercise of Call Option. Pursuant to Section 5 of the Call Option Agreement, Transferors are hereby making the election to exercise their Call Option and intend for this Agreement to serve as the Notice of Election referenced in Section 5 of the Call Option Agreement.

a. Call Option Exercise Price. Pursuant to Sections 2(f) and 5 of the Call Option Agreement, Transferors and PBI Source acknowledge and agree that the Option Exercise Price with respect to all of the Retained Units is $578,572.50, or $289,286.25 per Transferor. Pursuant to Sections 2.2(b) and 5.1 of the Transfer Agreement, each Transferor hereby requests and instructs BIT, and BIT hereby accepts and agrees, to withhold $289,286.25 of the Purchase Price, as a Third Party Payment (as defined in the Transfer Agreement), and tender such amount directly to PBI Source by wire transfer of immediately available funds to an account designated by PBI Source as payment in full of the Option Exercise Price.

b. Closing of Purchase and Sale. PBI Source hereby acknowledges and confirms that the Call Option is hereby being validly exercised by Transferors. Pursuant to Section 6 of the Call Option Agreement, PBI Source acknowledges and confirms its obligation to sell to Transferors the Retained Units, subject only to delivery by Transferors of the full amount of the Option Exercise Price, in the manner contemplated by Section 2.a. of this Agreement, and Transferors’ satisfaction of the Transferor Notes, in the manner contemplated by Section 3 of this Agreement. Upon its receipt of the Option Exercise Price, PBI Source shall immediately deliver to each Transferor a certificate evidencing one-half (1/2) of the Retained Units, duly endorsed in blank or accompanied by written instruments of transfer in form satisfactory to Transferors, duly executed by PBI Source, free and clear of any Encumbrances (as defined in the Original Purchase Agreement).

c. Effective Time of Purchase and Sale. The consummation of the purchase and sale of the Retained Units pursuant to this Section 2 shall take place by remote location coordinated from the offices of Manatt, Phelps & Phillips, LLP, 695 Town Center Drive, Fourteenth Floor, Costa Mesa, California 92626 on the Closing Date, but with an effective time immediately after the Closing (as such capitalized terms are defined in the Transfer Agreement).

3. Payment of Transferor Notes. Each of the Transferors and PBI Source acknowledge and agree that the Transferors’ exercise of the Call Option is, pursuant to Section 4 of the Call Option Agreement, expressly conditioned upon the satisfaction in full of all of the Transferors’ obligations under their respective Transferor Note. Pursuant to Sections 2.2(b) and 5.1 of the Transfer Agreement, each Transferor hereby requests and instructs BIT, and BIT hereby accepts and agrees, to withhold $600,766.80 of the Purchase Price, as a Third Party Payment (as defined in the Transfer Agreement), and tender such amount on the Closing Date directly to PBI Source by wire transfer of immediately available funds to an account designated by PBI Source as payment in full of such Transferor’s Transferor Note and PBI Source agrees that the payment of such amount by BIT on behalf of each Transferor shall (a) satisfy all of such Transferor’s obligations under his Transferor Note, (b) terminate that certain LLC Membership Interest Pledge Agreement dated the Effective Date (the “Pledge Agreement”), by and between the Transferors, PBI Source and the Company, and (c) terminate the lien on the Retained Units created by the Pledge Agreement.

4. Additional Acknowledgements. PBI Source acknowledges and agrees that except for the payments of the amounts set forth in Sections 2 and 3 of this Agreement, all conditions to closing on the purchase and sale of the Retained Units to the Transferors pursuant to the exercise of the Call Option pursuant to Section 2 of the Call Option Agreement have been satisfied, and that no other action other than the payments of the amounts set forth in Sections 2 and 3 of this Agreement is required with respect to the closing of the purchase and sale of the Retained Units to the Transferors pursuant to the exercise of the Call Option pursuant to Section 2 of the Call Option Agreement.

5. Ownership of Certain Intellectual Property.

a. Each of the Transferors, BIT and the Company hereby acknowledges and agrees that all right, title and interest in and to the Intellectual Property (as defined in Section 5.b.) are owned, and shall continue to be owned, exclusively by PBI, free and clear of any encumbrances, and no other person shall have any right or interest in or license to use or right to license others to use any of the Intellectual Property, except as specifically authorized by PBI. Notwithstanding the foregoing, PBI hereby duly grants the Company a fully-paid, royalty-free, perpetual non-exclusive license (the “Retained License”) to reuse, modify, display or extract any tools and know-how utilized by the Company in connection with work performed in connection with the Intellectual Property including, but not limited to source code, scripts, graphics, HTML code, class files, pseudo code, executable code, database schemas, or other related structures to be used in any manner the Company sees fit other than in connection with, directly or indirectly, the development, manufacture, marketing, sale, license or distribution of products or services which could reasonably be expected to compete with PBI’s products or services incorporating or utilizing the Intellectual Property.

b. For purposes of this Section 5, the term “Intellectual Property” shall mean any patent, patent application, trademark or service mark, trademark or service mark application, trade name or copyright relating to or associated with the “Pressure Cycling Technology” of PBI or any instrument or equipment utilizing such Pressure Cycling Technology, and all discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, data, drawings, sketches, data, whether or not subject to any patent, patent application or copyright, relating to or associated with such Pressure Cycling Technology or any instrument or equipment utilizing such Pressure Cycling Technology. Any Intellectual Property developed by the Company or any Transferor shall be considered “works made for hire” and shall be owned exclusively by PBI.

c. To the extent that any Intellectual Property does not qualify as “works made for hire”, or to the extent any jurisdictions should fail to deem the Intellectual Property to be owned exclusively by PBI, subject to the Retained License, each of the Company and Transferors does hereby irrevocably and unconditionally assign to PBI all rights (including, without limitation, moral and sublicensing rights), title and interest in and to all such Intellectual Property. Each of the Company and Transferors shall execute and deliver to PBI such additional instruments (including patent applications, certificates of authorship, and other instruments appropriate for the protection and enforcement of intellectual property rights to PBI throughout the world), and take such other actions, as PBI may reasonably request to confirm, evidence or carry out the grants of rights contemplated under this Section 5. Each of the Company and Transferors hereby irrevocably appoints PBI and its duly authorized officers and agents as the Company’s and Transferors’ agent and attorney-in fact, to execute, acknowledge, verify and deliver any such document with the same legal force and effect as if done by each of the Company or any Transferor, as the case may be.

6. Indemnification.

a. Each of the Transferors and the Company shall, jointly and severally, indemnify, hold harmless and defend PBI and PBI Source, their stockholders, directors, officers, employees and agents and their heirs, successors and assigns (collectively, the “Indemnified Parties”) from and against any and all Damages that are incurred by the Indemnified Parties on or after the Effective Date and arise out of or are based upon, in whole or in part, the operation of the Company commencing on the Effective Date and any time thereafter. Notwithstanding the foregoing, neither the Transferors nor the Company shall have any obligations under this Section 6.a. to indemnify, hold harmless or defend the Indemnified Parties to the extend that any such Damages result from the gross negligence, recklessness or willful misconduct of an Indemnified Party. For purposes of this Section 6, the term “Damages” shall mean all liabilities, damages, losses, taxes, assessments, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses) and any judgments or assessments, fines or penalties incurred, or settlements reached by any of the Indemnified Parties on or after the Effective Date, whether arising in contract, tort or otherwise, and whether or not arising from or incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding.

b. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify the other parties from whom indemnity may be sought under this Section 6 (the "Indemnifying Party"), of the claim and, when known, the facts constituting the basis for such claim; provided that the Indemnified Party's failure to give such notice shall not affect any rights or remedies of such Indemnified Party hereunder with respect to indemnification for Damages except to the extent that the Indemnifying Party is materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or any estimate of the amount of the liability arising therefrom. Neither the Indemnified Party nor any Indemnifying Party shall settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder, without the prior written consent of the other party (which shall not be unreasonably withheld).

7. Competitive Products. Each of the Transferors, BIT and the Company agrees that he or it shall not, for a period of three (3) years following the date hereof, without the express prior written consent of PBI, (a) directly or indirectly, develop, manufacture or market any products, instruments or equipment for itself or anyone other than PBI and PBI Source that utilize PBI’s Pressure Cycling Technology, (b) directly or indirectly, develop, manufacture or market any products, instruments or equipment for itself of for any other person that extracts DNA, RNA, protein and small molecules from samples and/or inactivates pathogens that are competitive with any of PBI’s products, instruments or equipment utilizing PBI's Pressure Cycling Technology, and (c) directly or indirectly, whether alone or as an employee, officer, director, shareholder, agent, security holder, creditor, consultant or otherwise, solicit, attempt to solicit or otherwise influence or attempt to influence any of PBI’s customers or personnel (including but not limited to PBI’s employees, contractors, consultants or agents), with knowledge that such person is then one of PBI’s customers or personnel, not to do business with PBI and/or to apply for or accept any employment or consulting positions with a competitor of PBI.

8. Confidentiality.

a. For purposes of this Agreement, “Confidential Information” means any financial, statistical, business, technical, scientific, medical, copyrightable, and/or confidential or proprietary information relating to PBI’s business and includes, without limitation, the structure, composition, properties or activity of any of PBI’s products, processes or inventions, unpublished patent applications, marketing methods and plans, pricing information, manufacturing information and other unpublished information related to the business or the financial condition of PBI and its affiliates and business partners. Confidential Information shall include any of the foregoing information received by the Company, BIT or any Transferor since the Effective Date.

b. Each of the Company, BIT and Transferors shall not disclose to any third party any Confidential Information or use any such Confidential Information other than as explicitly agreed by PBI. Each of the Company, BIT and Transferors shall obligate their respective personnel to keep such Confidential Information confidential by using the same care and discretion that it uses for its own confidential information, but no less than reasonable care.

c. The obligations set forth in this Section 8 shall not apply to any information which (i) is published or otherwise becomes available to the general public through no fault of the receiving party; (ii) has been obtained by the receiving party from another party that had the right to disclose it; (iii) was in the receiving party’s possession without proprietary restrictions prior to the date of disclosure; (iv) the receiving party establishes that such information was developed without reference to or use of the Confidential Information or (v) is required to be disclosed pursuant to applicable law, provided that the receiving party shall, if feasible, give to PBI prior notice of such proposed disclosure and a reasonable opportunity to contest such disclosure and obtain a protective order against such disclosure.

d. At any time upon PBI’s request, the receiving party shall, at PBI’s discretion, promptly return to PBI or destroy all of the Confidential Information furnished to the receiving party by or on behalf of PBI, including all copies, reproductions, summaries or extracts thereof in any media whatsoever in the receiving party’s possession or control.

e. Each of the Company, BIT and Transferors acknowledges that monetary damages may not be a sufficient remedy or protection for PBI in the event of a breach of these confidentiality obligations, and PBI shall be entitled to an injunction or other equitable relief prohibiting any such breach, in addition to such other rights and remedies as the aggrieved party may have as a result of any such breach.

9. Releases.

a. Each of the Company and Transferors (the “Company Releasors”), jointly and severally, on their own behalf, and on behalf of their respective successors, affiliates, heirs and assigns, as applicable, hereby fully releases, remises, acquits, and discharges forever, irrevocably and unconditionally, PBI and its affiliates, successors and assigns and its present and former directors, officers, members, securityholders, employees, agents, attorneys, representatives, successors, partners and assigns, as applicable (collectively, the “PBI Parties”) from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts of any kind and nature whatsoever, whether in law, equity, or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable (collectively, a “Claim”) which, except for fraud by PBI, PBI Source or any of their respective affiliates, the Company Releasors, and their respective successors, affiliates, heirs and assigns, as applicable, or anyone claiming through or under any of the Company Releasors, ever had or now has, or may hereafter have or acquire, against any of the PBI Parties arising out of or based upon (i) the Transferors’ purchase of interests in the Company pursuant to the Original Purchase Agreement, (ii) the operation of the Company since the Effective Date, (iii) the exercise of the Call Option as set forth in the Call Option Agreement, or (iv) the Operating Agreement. Nothing in this Section 9.a., however, shall alter, modify or otherwise affect any right of Transferors or the Company under and pursuant to that certain Non-Competition Agreement dated the Effective Date, by and among the Transferors, PBI and PBI Source.

b. Each of PBI and PBI Source (the “PBI Releasors”), jointly and severally, on their own behalf, and on behalf of their respective successors, affiliates, heirs and assigns, as applicable, hereby fully releases, remises, acquits, and discharges forever, irrevocably and unconditionally, the Company and the Transferors and their respective affiliates, successors and assigns and their respective present and former directors, officers, members, securityholders, employees, agents, attorneys, representatives, successors, partners and assigns, as applicable (collectively, the “Company Parties”) from, against and with respect to any and all Claims which the PBI Releasors, and their respective successors, affiliates, heirs and assigns, as applicable, or anyone claiming through or under any of the PBI Releasors, ever had or now has, or may hereafter have or acquire, against any of the Company Parties arising out of or based upon (i) the Transferors’ purchase of interests in the Company pursuant to the Original Purchase Agreement, (ii) the operation of the Company, except for fraud or to the extent the basis of any such Claim would require PBI to restate any of its financial statements as determined by PBI’s registered public accounting firm, (iii) under the Operating Agreement, except for fraud or to the extent the basis of any such Claim would require PBI to restate any of its financial statements as determined by PBI’s registered public accounting firm or (iv) the exercise of the Call Option as set forth in the Call Option Agreement; provided, however, this release does not cover any Claims which the PBI Releasors, or their respective successors, affiliates, heirs and assigns, as applicable, or anyone claiming through or under any of the PBI Releasors, ever had or now has, or may hereafter have or acquire, against any of the Company Parties arising out of or based upon any services the Company has provided or may provide to PBI or PBI Source.

c. Notwithstanding anything in this Section 9 to the contrary, neither the PBI Releasors nor the Company Releasors is releasing claims relating to the enforcement, interpretation, or breach of this Agreement.

10. Miscellaneous.

a.  This Agreement, together with the agreements expressly referenced herein, constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior written or oral communications and agreements, and all contemporaneous oral communications among the parties concerning the subject matter hereof.

b.  No provision of this Agreement may be amended, changed or modified in any manner, orally or otherwise, except by an instrument in writing signed by all of the parties.

c.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party may assign any of their respective rights or obligations under this Agreement without the express prior written consent of all of the other parties.

d.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law of any jurisdiction.

e.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall be necessary to produce more than one such counterpart.

f.  If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, then the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

g.  As used in this Agreement, all pronouns and any variations thereof shall refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

h.  Headings and captions herein are inserted for convenience, do not constitute a part of this Agreement, and shall not be admissible for the purpose of proving the intent of the parties.

i.  Each party shall take such actions as any other party reasonably may request to evidence or effectuate the purpose of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PBI SOURCE SCIENTIFIC, INC., a Massachusetts corporation By: /s/ Richard T. Schumacher Name: Richard T. Schumacher Title: President and CEO

PRESSURE BIOSCIENCES, INC. a Massachusetts corporation By: /s/ Richard T. Schumacher Name: Richard T. Schumacher Title: President and CEO

SOURCE SCIENTIFIC, LLC, a California Limited Liability Company By: /s/ Richard W. Henson Name: Richard W. Henson Title: CEO

BIT ANALYTICAL INSTRUMENTS, INC., a Massachusetts corporation By: /s/ Marius Balger Name: Marius Balger Title: President

“TRANSFERORS”: /s/ Richard W. Henson Richard W. Henson
/s/ Bruce A. Sargeant Bruce A. Sargeant